Exhibit 99.1

                                                                                                         News Release

Contact:	Constance C. Bienfait
Vice President
Investor Relations & Corporate Communications
Metabasis Therapeutics, Inc.
(858) 622-5575

METABASIS THERAPEUTICS ANNOUNCES SECOND QUARTER 2006 RESULTS

Second Quarter Highlights:

•                  A presentation at the ADA meeting on product candidate CS-917 for the treatment of type 2 diabetes showed a clinically and statistically significant reduction in blood glucose levels, safety and tolerability in a Phase 2a clinical trial

•                  The CS-917 Phase 2b clinical trial appears on track to deliver top line results in the first half of 2007

•                  The first Phase 1 clinical trial of MB07803, the second generation product candidate for the treatment of type 2 diabetes, was successfully completed

•                  A presentation at ASCO highlighted safety, tolerability, pharmacokinetics and anti-tumor activity in a Phase 1/2 clinical trial of product candidate MB07133 for the treatment of primary liver cancer

•                  Assets from Cengent Therapeutics’ PTP-1B metabolic program were acquired

SAN DIEGO, CA — August 10, 2006 — Metabasis Therapeutics, Inc. (Nasdaq: MBRX), a biopharmaceutical company focused on the discovery, development and commercialization of novel drugs to address some of the world’s most widespread and costly chronic diseases involving pathways in the liver, today announced financial results for the second quarter ended June 30, 2006 and commented on second quarter achievements.  Revenue for the second quarter of 2006 was $942,000 compared to $617,000 for the second quarter of 2005.  Revenue for the six months ended June 30, 2006 was $1.9 million compared to $1.0 million for the prior year period. The $325,000 increase for the quarter and the $900,000 increase for the six month period ended June 30, 2006 were primarily due to increased sponsored research and license fees from the Company’s metabolic disease collaboration with Merck & Co., Inc.  Net loss for the second quarter of 2006 was $7.6 million or $0.25 per share compared to a net loss of $5.7 million or $0.32 per share in the second quarter of 2005.  Net loss for the six months ended June 30, 2006 was $15.1 million or $0.55 per share compared to a net loss of $12.0 million or $0.67 per share for the prior year period.

Research and development expenses for the second quarter of 2006 increased to $7.4 million from $5.2 million in the second quarter of 2005. Research and development expenses for the six months ended

June 30, 2006 were $14.6 million as compared to $10.6 million for the prior year period.  The increases were due mainly to the hiring of personnel, preclinical and clinical trial costs for the two product candidates and one clinical candidate Metabasis is developing internally - MB07133, MB07803 and MB07811, as well as increased stock-based compensation expense due to the implementation of Statement of Financial Accounting Standards (SFAS) No. 123R.   General and administrative expenses increased to $2.2 million for the second quarter of 2006 from $1.3 million for the second quarter of 2005. General and administrative expenses for the six month period ended June 30, 2006 were $4.0 million compared to $2.8 million for the prior year period.  The increases for the quarter and six month period were due to the addition of personnel, as well the aforementioned stock-based compensation expense. Compensation expense related to the implementation of SFAS No. 123R included in research and development and general and administrative expenses during the second quarter of 2006 was $482,000 and $344,000, respectively. The total incremental stock-based compensation expense Metabasis incurred due to the adoption of SFAS No. 123R was $713,000 or $0.03 per share for the six months ended June 30, 2006.

As of June 30, 2006, Metabasis had $90.0 million in cash, cash equivalents and securities available-for-sale compared to $66.9 million as of December 31, 2005, an increase of $23.1 million.  The increase is primarily attributable to the completion of a registered direct stock offering in March 2006 in which the Company raised approximately $40 million in gross proceeds.

Second Quarter Highlights

•                  The Company announced the presentation of important data on CS-917 at the American Diabetes Association (ADA) Meeting in June. CS-917 is a first-in-class, oral product candidate for the treatment of type 2 diabetes that Metabasis discovered using its proprietary NuMimetic™ technology. CS-917 is being developed by the Company’s partner Daiichi Sankyo (Sankyo).   CS-917 is designed to control liver glucose production by specifically targeting the gluconeogenesis pathway in the liver. Four posters on CS-917 were presented at the meeting, and two publications were included in the meeting proceedings.  Specifically, Sankyo presented results from a 14-day, 39 patient Phase 2a clinical trial that demonstrated post-dose glucose reductions in all four dose groups tested, with three of the doses achieving clinically and statistically significant improvements over placebo.  In addition, CS-917 was determined to be safe and well tolerated at all doses.  Although not presented at the ADA meeting, Sankyo previously reported that it also completed a larger, 28-day Phase 2a clinical trial that confirmed and expanded on these clinical results.  A Phase 2b clinical trial currently being conducted by Sankyo is designed to evaluate the effect of CS-917 on HbA1c, an important measure of glucose control, after three months of drug administration.  Metabasis has been informed that the Phase 2b trial appears to be proceeding on schedule and top line results should be available during the first half of next year. If successful, this could lead to selection of a dose for, and initiation of, a Phase 3 clinical trial for CS-917 in 2007.

•                  An article describing the glucose lowering activity of CS-917 in preclinical animal models of type 2 diabetes was published in the June 2006 issue of the journal Diabetes.  The results of the published study provided strong evidence that product candidate CS-917 inhibits the gluconeogenesis pathway and that this inhibition leads to significant glucose lowering in both fed and fasted states.

•                  The Company completed its first Phase 1 clinical trial for product candidate MB07803, a second generation gluconeogenesis inhibitor for the treatment of type 2 diabetes, which showed that this product candidate was safe and well tolerated.  Because MB07803 works by the same mechanism of action as CS-917, the Company believes that the evidence of efficacy shown with CS-917 in 14- and 28-day Phase 2 clinical studies increases the likelihood that MB07803 will be shown to be effective and safe in clinical trials.  Metabasis expects to commence a second Phase 1 clinical trial for MB07803 this month.

•                  Metabasis gave presentations at the American Society of Clinical Oncology (ASCO) and American Association for Cancer Research (AACR) meetings in the second quarter of 2006 on its product candidate MB07133 for the treatment of primary liver cancer. At ASCO, the poster presentation provided interim data on the safety, tolerability and pharmacokinetics from a Phase 1/2 dose escalation clinical trial currently underway in patients with primary liver cancer (HCC).  The interim results demonstrated that MB07133 was well tolerated in patients with unresectable HCC, and there were no clinically significant dose-limiting toxicities associated with the product candidate. In addition, encouraging results suggesting drug activity were observed, including evidence of tumor shrinkage and disease stabilization. The Company is currently completing the last dose escalation in this ongoing clinical trial and expects to soon identify a dose range for the next stage of clinical development. The presentation at AACR included a discussion of the Company’s proprietary liver-selective drug targeting technology known as HepDirect®.

•                  During the quarter, Metabasis purchased all of the assets of Cengent Therapeutics’ PTP-1B program for metabolic disease, including lead compounds and compound libraries, multiple patent families, biological assays and reagents, protein crystal structures and various other program components. The PTP-1B program is one of a number of discovery stage metabolic disease projects that Metabasis is pursuing.  The Company believes that these projects could yield clinical candidates to augment the robust portfolio of product candidates it currently has in clinical development for the treatment of metabolic disease.

“We continue to make good progress on advancing our pipeline of product candidates in clinical programs to position the Company to deliver on a series of key milestones over the next 6 to 18 months,” commented Dr. Paul Laikind, chairman, president and chief executive officer. “Daiichi Sankyo has informed us that they are making steady progress on enrollment in the Phase 2b clinical trial for our product candidate CS-917 and they appear to be currently on-target with the timing guidance previously provided, indicating that they expect to finish dosing around the end of the year.   We successfully completed a first Phase 1 clinical trial on our second generation product candidate MB07803 and in this single, rising dose trial, the product candidate was demonstrated to be safe and well tolerated.  The second Phase 1 clinical trial for MB07803 should start later this month.”

“Our progress continues on the preparation for filing an IND for MB07811, a novel clinical candidate for the treatment of elevated cholesterol,” continued Dr. Laikind.  “We expect to file the IND around the end of the summer and initiate a Phase 1 clinical trial soon thereafter. Turning to our primary liver cancer program, we are very encouraged by the results of the ongoing Phase 1/2 clinical trial of product candidate MB07133.  We are currently completing the last dose cohort in that clinical trial and are evaluating the results.  The data continue to bolster the information presented at ASCO, which showed good safety, tolerability and pharmacokinetics, as well as promising evidence of anti-tumor activity. Our goal is to begin the initiation of a randomized, controlled clinical trial of this product candidate for primary liver cancer soon after discussions with the FDA, which are expected to take place later this year or early in 2007.”

“Finally, it is our understanding that our partner Valeant Pharmaceuticals International is continuing development efforts for pradefovir, while in parallel seeking to identify a strong development and commercialization partner.  Pradefovir is our HepDirect product candidate for hepatitis B that was shown to be safe and effective in a Phase 2b clinical trial as previously reported. We believe the level of interest in this product that Valeant has seen from major pharmaceutical companies validates that this could be a best-in-class, first line product candidate,” concluded Dr. Laikind.

Guidance

Metabasis expects operating expenses to continue to increase throughout the remainder of 2006 related to the continued clinical trials of MB07803 and MB07133, as well as the continued preclinical development of MB07811 and the further expansion of its internal clinical and regulatory affairs capabilities. In addition, operating expenses will rise due to the increased general and administrative costs of continuing to operate as a public company. Therefore, the Company now anticipates that operating expenses for 2006 will range from $39 to $44 million. The Company previously gave guidance that its anticipated operating expenses for 2006 would range from $37 to $42 million. Depending on the range of expected operating expenses described above, and excluding any additional proceeds from financing events or new corporate collaborations, the Company expects its cash balance at the end of the year to range between $70 and $75 million.

Conference Call:

The Metabasis management team will host a conference call and live web cast to discuss second quarter 2006 financial results and other achievements at 1:30 p.m.  Pacific Time (4:30 p.m. Eastern Time) today, August 10, 2006.  Individuals interested in participating in the call may do so by dialing 800-510-0178 for domestic callers and 617-614-3450 for international callers.   Please specify to the operator that you would like to join the “Metabasis Second Quarter 2006 Financial Results Conference Call.”  The conference call will be web cast live on the Metabasis website at www.mbasis.com, under the Investors section, and will be archived there for 30 days following the call.  Please connect to Metabasis’ website several minutes prior to the start of the call to ensure adequate time for any software download that may be necessary.

About Metabasis (www.mbasis.com):

Metabasis Therapeutics is a biopharmaceutical company focused on the discovery, development and commercialization of novel drugs to address some of the world’s most widespread and costly chronic diseases involving pathways in the liver. The Company has established a pipeline that includes clinical stage and preclinical product candidates targeting major diseases with significant unmet medical needs. Targeted diseases include metabolic diseases such as diabetes, hyperlipidemia and obesity as well as liver diseases such as hepatitis and primary liver cancer. Metabasis has developed several proprietary technologies for use in discovering and optimizing drugs, including the NuMimetic™ and HepDirect® technologies. Metabasis is continuing to identify and develop new product candidates using its proprietary technologies and expertise.

Forward-Looking Statements:

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.”  Such statements include, but are not limited to, references to Metabasis’ progress on its strategic goals and pursuit of its corporate objectives; the initiation, progress and completion of clinical trials for Metabasis’ product candidates, including the expected timelines for the initiation of clinical trials for, CS-917, MB07803, MB07133 and MB07811; the potential efficacy, use and advantages of pradefovir, CS-917, MB07803 and MB07133; and the ability of the Company’s discovery stage metabolic disease projects to yield additional candidates.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Metabasis’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements.  These factors include, but are not limited to, risks and uncertainties related to the progress and timing of clinical trials for Metabasis’ product candidates; the fact that positive results from preclinical studies and early clinical trials does not necessarily mean later clinical trials will succeed; difficulties or delays in development, testing, obtaining regulatory approval, producing and marketing Metabasis’ product candidates; serious adverse side effects or inadequate efficacy of, or serious adverse events related to, Metabasis’ product candidates or proprietary technologies; the risk that Metabasis will not be able to build more value or retain rights for direct commercialization of its product candidates; Metabasis’ dependence on its licensees and collaborators for the clinical development and registration of, as well as information relating to, certain of its product candidates, among other things; the risk that any future sub-license of pradefovir will not occur on favorable terms to Metabasis, if at all; the scope and validity of intellectual property protection for Metabasis’ product candidates, proprietary technologies and their uses; competition from other pharmaceutical or biotechnology companies; Metabasis’ ability to obtain additional financing to support its operations; and other factors discussed in the “Risk Factors” section of Metabasis’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 and in Metabasis’ other filings with the Securities and Exchange Commission.  All forward-looking statements are qualified in their entirety by this cautionary statement.  Metabasis is providing this information as of this date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

Metabasis Therapeutics, Inc.

Condensed Balance Sheets

(in thousands)

	June 30, 2006	December 31, 2005
	(unaudited)
Assets:
Current assets:
Cash and securities available-for-sale	$90,030	$66,893
Other current assets	1,533	2,169
Total current assets	91,563	69,062
Property and equipment, net	5,959	4,664
Other assets	152	152
Total assets	$97,674	$73,878

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable and accrued liabilities	$4,245	$6,137
Other current liabilities	3,652	3,234
Total current liabilities	7,897	9,371
Long-term liabilities	6,025	4,925
Stockholders’ equity	83,752	59,582
Total liabilities and stockholders’ equity	$97,674	$73,878

Metabasis Therapeutics, Inc.
Condensed Statements of Operations
(unaudited, in thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005

Revenues:
Sponsored research	$525	$396	$1,050	$740
License fees	417	37	834	37
Other revenue	—	184	31	237
Total revenues	942	617	1,915	1,014

Operating expenses:
Research and development	7,380	5,232	14,601	10,626
General and administrative	2,165	1,317	3,983	2,760
Total operating expenses	9,545	6,549	18,584	13,386

Loss from operations	(8,603)	(5,932)	(16,669)	(12,372)
Total other income, net	958	198	1,558	403

Net loss	$(7,645)	$(5,734)	$(15,111)	$(11,969)

Basic and diluted net loss per share	$(0.25)	$(0.32)	$(0.55)	$(0.67)
Shares used to compute basic and
diluted net loss per share	30,155	17,893	27,717	17,868